PAULA S. MORELLI, CPA P.C.

21 MARTHA STREET

FREEPORT, NY  11520

(516) 378-4258

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANT

To the Board of Directors

Barking Applications Corporation

I hereby consent to the inclusion in this Form S-1 of my Auditors' Report, dated June 20, 2013, relating to the financial statements of Barking Applications Corporation at December 31, 2012 and December 31, 2011 and for the period January 11, 2011(inception) to December 31, 2012 and to the use of my name in the “Experts” section of such Form.

/s/ Paula S. Morelli CPA

Paula S. Morelli CPA

Freeport, New York

June 24, 2013